EX-35.5
WASHINGTON MUTUAL BANK

OFFICER'S CERTIFICATE

ANNUAL STATEMENT OF COMPLIANCE

Re: The servicing agreement dated as of July 1, 2003 (as amended, the "Agreement"), among Washington Mutual Bank, as Servicer and Bank of America, National Association as Owner the following with respect to Banc of America Funding Corporation, Series 2007-3 ("BAFC 2007-3") (the "Securitization").


I, H. John Berens, a Senior Vice President of Washington Mutual Bank (formerly known as Washington Mutual Bank, FA) (the "Servicer"), certify to the Owner, the Depositor and the Master Servicer under the Securitization, the following for the 2007 fiscal year (the "Relevant Year"):


1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.



Dated as of March 1, 2008



/s/ H. John Berens
Name: H. John Berens
Title: Senior Vice President